EXHIBIT 99.1

PRIME GROUP REALTY TRUST DECLARES
SERIES B PREFERRED DIVIDEND, MODIFIES
CITICORP USA, INC. LOAN AND OTHER AGREEMENTS

Chicago, IL. January 7, 2009 – Prime Group Realty Trust (NYSE: PGEPRB; the “Company”) announced today that the Company’s Board of Trustees declared a quarterly dividend on its Series “B” Preferred Shares of $0.5625 per share for the fourth quarter of 2008 dividend period. The quarterly dividend has a record date of January 19, 2009 and a payment date of January 30, 2009.

The Company is also disclosing that on December 31, 2008, the Company’s wholly-owned qualified REIT subsidiary PGRT ESH, Inc. (“Borrower”), entered into a Second Amendment to Amended and Restated Loan Agreement (the “Amendment”) modifying various terms of a loan from Citicorp USA, Inc. in the original principal amount of $120.0 million. The loan currently has an outstanding principal amount of $81.5 million. The loan is non-recourse to Borrower, the Company and its subsidiaries and is secured by, among other things, a pledge of Borrower’s membership interest in BHAC Capital IV, L.L.C., an entity that owns 100% of Extended Stay Hotels, Inc. As previously disclosed, the loan is guaranteed by affiliates of our parent companies (the “Guarantors”).

Pursuant to the Amendment, the principal repayment schedule is now as follows: (i) $41.0 million is due on or before January 30, 2009, (ii) $20.0 million is due on March 31, 2009, (iii) the balance of the loan is due on June 15, 2009 or earlier in the event of the occurrence of certain asset sales of the Borrower or the Guarantors or its affiliates; and (iv) a $1.0 million fee is due upon the loan repayment or maturity. It is currently anticipated that all or a portion of these required repayments will be funded by affiliates of the Guarantors, although there can be no assurances that this will be the case. In addition, certain minimum payments are required which will be applied to the foregoing repayment schedule if certain asset sales of Guarantor’s and Borrower’s affiliates are consummated or certain other events occur, all as more fully set forth in the amended loan documents.

In addition, on December 31, 2008, we entered into amendments to the employment agreements dated as of May 31, 2005 with Jeffrey A. Patterson, our President and Chief Executive Officer, and James F. Hoffman, our Senior Executive Vice President, General Counsel and Secretary (the “Executives”). The amendments were entered into solely to make the necessary changes to the employment agreements in order to comply with the terms of the recently adopted Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The transition period for Code Section 409A ended on December 31, 2008, and it was necessary for the two amendments to be finalized by the end of the transition period.

The revisions generally add additional Code imposed obligations on the part of the Executives such as adding required notice and cure periods benefiting the Company and limiting the events for which the Executives can terminate the agreements for “good reason”. The modifications include: (i) requiring that prior to terminating the employment agreements because of a default by the Company, the Executives must first provide written notice to the Company specifying in reasonable detail the nature of the defaults within 90 days after the initial existence of such defaults and that the Company shall have 30 days to cure such default, and (ii) eliminating the right of the Executives to unilaterally terminate the Agreement upon the occurrence of a change of control of the Company. The two amendments do not modify the terms of the Company’s previously disclosed retention and severance program.

About Prime Group Realty Trust

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 9 office properties containing an aggregate of 3.4 million net rentable square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns 552 extended-stay hotel properties in operation in 43 U.S. states consisting of approximately 59,000 rooms and three hotels in operation in Canada consisting of 500 rooms. It leases and manages approximately 3.4 million square feet comprising all of the wholly-owned properties. In addition, the Company is also the managing and leasing agent for the approximately 959,000 square foot property known as The United Building located at 77 West Wacker Drive in Chicago, Illinois, and the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300